Putnam Classic Equity Fund
5/31/09

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 000s omitted

Class A		 5,907
Class B		   191
Class C		    66

72DD2 000s omitted

Class M		   164
Class R		     -
Class Y		    74

73A1

Class A		0.213
Class B		0.090
Class C		0.113

73A2
Class M        0.146
Class R	     0.176
Class Y		0.246

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.